Exhibit 10.20

Montreal Commercial Banking Centre
999 de Maisonneuve Ouest, Suite 200 Montréal, Québec H3A 3L4

Telephone No.: 514-289-1561 Fax No.: 514-289-1662

August 19, 2005

9001-9134 Quebec Inc

203-350 Rue De Louvain O

Montreal, QC

H2N 2E8

Attn: Morris Charney

Dear Sir

DEMAND OPERATING FACILITY AGREEMENT

This Agreement Between:	The Toronto-Dominion Bank (the “Bank”), through its 3590 Boul. St-Laurent branch, in Montreal, Quebec.

and

Borrower’s Legal Name:	9001-9134 Quebec Inc (herein called “the Borrower”)

Borrower’s Address:	203-350 Rue De Louvain O, Montreal, QC, H2N 2E8.

Whereas:

(i) the Bank has agreed to establish a revolving demand credit facility (the “Facility”);

(ii) the Facility is uncommitted and made available at the sole discretion of the Bank. The Facility may be cancelled at any time even if the Borrower complies with all of the terms and conditions;

(iii)   the Facility will operate on the basis established in this Demand Operating Facility Agreement including without limitation the Standard Terms and Conditions attached as Schedule “A” (the “Agreement”), the terms of which may be changed by the Bank from time to time at the Bank‘s sole discretion.

In consideration of the Bank establishing the Facility, the Borrower hereby agrees with the Bank to the following terms and conditions:

CREDIT LIMIT	Amounts outstanding under the Facility will at all times be the lesser of:

i) CDN $4,500,000 [or its US$ Equivalent], AND

ii)      the TOTAL of (A) assigned credit balances (US & CDN$), (B) 80% of accounts receivable including American Apparel retail accounts receivable margined at 50% (to a maximum of $1,000,000), net of over 90 day accounts, related accounts and accounts not valued at Bank discretion and (C) 50% of the Inventory Value at cost less 30 day goods, but limited to a maximum of CDN $2,000,000

The total of direct loans, L/Cs acceptances and 20% of L/Cs available is not to exceed ii) above.

In order for accounts receivable from any incorporated American Apparel retail entity to be valued, an unlimited guarantee/unlimited corporate suretyship supported by a 1st position General Security Agreement/1st position Movable Hypothec in favour of 9001-9134 Quebec Inc. is required.

PURPOSE	The Borrower will use the Facility to fund working capital.

BORROWING OPTIONS

The Bank will make the Facility available by way of:

•        Prime Rate Based Loans in CDN$ (“Prime Based Loans”)

•        United States Base Rate Loans in US$ (“USBR Loans”)

•        Letters of Credit in CDN$ or US$ (“L/Cs”)

AVAILABILITY OF THE FACILITY	The Borrower acknowledges that the Facility is uncommitted and is not automatically available upon satisfaction of the terms and conditions, including without limitation the Representations & Warranties, Positive Covenants, Negative Covenants, or Financial Covenants set out herein.

The Bank can demand repayment and/or cancel the availability of the Facility at any time.

INTEREST RATES AND STAMPING FEES

For the Borrowing Options available to the Borrower, interest rates and fees are as follows:

•        Prime Based Loans: Prime Rate + 1.00% per annum

•        USBR Loans: USBR + 1.00% per annum

•        L/Cs: As advised by the Bank at the time of issuance

•        Inventory financing: 0.50% per annum (minimum premium to be charged $100)

Information on Interest Rate Definitions, Interest Calculations and Payment is set out in the Schedule “A” attached hereto.

ANNUAL RENEWAL FEE	$5,000.00.

ADMINISTRATION FEE	The Borrower will pay an Administration Fee of $100.00 per month.

DRAWDOWN

The Borrower can use the Facility on a revolving basis.

The Borrower will follow the provisions set out in this Agreement with respect to notice periods, minimum amounts of draws, interest periods, and applicable terms.

DISBURSEMENT CONDITIONS	The Borrower will not avail itself of the Facility nor will the Bank make the Facility available to the Borrower until the Borrower has fulfilled the standard Disbursement Conditions contained in Schedule “A”.

BUSINESS CREDIT SERVICE

The Borrower will have access to Prime Based Loans via Loan Account Number 4720-9333078 (the “Loan Account”) up to the Credit Limit, by withdrawing funds from the Borrower‘s Current Account Number 4720-0333078 (the “Current Account”). The Borrower agrees that each advance from the Loan Account will be in an amount equal to $25,000 (the “Transfer Amount”) or a multiple thereof. If the Transfer Amount is NIL, the Borrower agrees that an advance from its Loan Account may be in an amount sufficient to cover the debits made to the Current Account. The Borrower agrees that:

a)      all other overdraft privileges which have governed the Current Account are hereby canceled.

b)      all outstanding overdraft amounts under any such other agreements are now included as indebtedness under the Facility.

The Bank may, but is not required to, automatically advance the Transfer Amount or a multiple thereof or any other amount from the Loan Account to the Current Account in order to cover the debits made to the Current Account if the amount in the Current Account is insufficient to cover the debits. The Bank may, but is not required to, automatically and without notice apply the funds in the Current Account in amounts equal to the Transfer Amount or any multiple thereof or any other amount to repay the outstanding amount in the Loan Account.

OVERDRAFTS	The Borrower will have access to USBR Loans under the Facility via overdraft from Current Account Number 4720-7303560 at Branch 4720 (the “Current Account”). The total of CDN$ loans and CDN equivalent of USBR Loans under the Facility via overdrafts cannot exceed the limits defined under “Credit Limit” above.

REPAYMENT	The Borrower agrees to repay the Bank on demand. If the Bank demands repayment, the Borrower will pay to the Bank all amounts outstanding under the Facility, including without limitation, as applicable, the amount of all unmatured B/As and the amount of all drawn and undrawn L/Gs and L/Cs. All costs to the Bank and all loss suffered by the Bank in re-employing the amounts so repaid will be paid by the Borrower.

SECURITY

The following security shall be provided, shall, unless otherwise indicated, support all present and future indebtedness and liability of the Borrower and the grantor of the security to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts, shall be registered in first position, and shall be on the Bank‘s standard form, supported by resolutions and solicitor‘s opinion, all acceptable to the Bank:

a)      Movable Hypothec on the following universality of property from the Borrower in the amount of $5,000,000.

•        Property in stock:

•        Claims, receivables, book debts and other movable property:

•        Securities:

•        Equipment and road vehicles:

•        Trade marks and intellectual property rights:

•        Universality of all movable property corporeal or incorporeal:

•        Fluctuating credit balances:

*       Citicapital 1st on specific equipement

b)      Security on inventories under Section 427 of the Bank Act by the borrower;

c)      Suretyship and Subordination for the amount of $450,000 executed by Morris Charney.

d)      Postponement and Assignment of Creditor‘s Claim executed by Morris Charney (assignor) in the amount of $259,304.

e)      Postponement and Assignment of Creditor‘s Claim executed by Dov Charney (assignor) in the amount of US$1,568,800.

f) Adequate fire insurance with loss payee to the TD Bank.

g) Suretyship and Subordination unlimited amount executed by 9133-1090 Quebec Inc
Supported by:
Movable Hypothec on the following universality of property in the amount of $3,200,000:

• Property in stock:

• Claims, receivables, book debts and other property:

• Trade marks and intellectual property rights:

• Credit balances:

h) Suretyship and Subordination unlimited amount executed by 9137-4033 Quebec Inc
Supported by
Movable Hypothec on the following universality of property in the amount of $3,200,000:

• Property in stock:

• Claims, receivables, book debts and other property:

• Trade marks and intellectual property rights:

• Credit balances:

i) Unlimited corporate guarantee from 1614652 Ontario Limited in favour of 9001-9134 Quebec Inc.

Supported by

1st position General Security Agreement

j)       Suretyship and Subordination unlimited amount executed by Dov Charney

k)      Unlimited corporate guarantee from 2061560 Ontario Ltd. in favour of 9001-9134 Quebec Inc.

Supported by
1st position General Security Agreement

l) Unlimited corporate guarantee from 6294057 Canada Ltee. in favour of 9001-9134 Quebec Inc.

Supported by
1st position General Security Agreement m) Unlimited corporate guarantee from 6294049 Canada Inc. in favour of 9001-9134 Quebec Inc.

Supported by
1st position General Security Agreement n) Unlimited corporate guarantee from 2061555 Ontario Ltd. in favour of 9001-9134 Quebec Inc.

Supported by
1st position General Security Agreement o) Unlimited corporate guarantee from 2061561 Ontario Ltd. in favour of 9001-9134 Quebec Inc.

Supported by
1st position General Security Agreement p) Unlimited corporate guarantee from 1646837 Ontario Ltd. in favour of 9001-9134 Quebec Inc.

Supported by
1st position General Security Agreement

q) Suretyship and Subordination unlimited amount executed by 9140-8880 Quebec Inc

Supported by:
Movable Hypothec on the following universality of properly in the amount of $3,200,000:

• Property in stock:

• Claims, receivables, book debts and other property:

• Securities

• Equipment and road vehicles;

• Trade marks and intellectual property rights:

• Universality of all movable property corporeal or incorporeal;

• Leasehold improvements

• Fluctuating credit balances:

r) Movable Hypothec on life insurance from Dov Charney in the amount of $1,000,000.

All persons and entities required to provide a guarantee shall be referred to herein individually as a “Surety” and/or “Guarantor” and collectively as the “Guarantors”.

All of the above security and guarantees shall be referred to collectively in this Agreement as “Bank Security”.

PERMITTED LIENS	Permitted Liens as referred to in Schedule “A” are:

a)      Purchase Money Security Interests in equipment which exists on the date of this Agreement (“Existing PMSIs”) which are known to the Bank and all future Purchase Money Security Interests on equipment acquired to replace the equipment under Existing PMSIs, provided that the cost of such replacement equipment may not exceed the cost of the equipment subject to the Existing Lien by more than 10%.

REPRESENTATIONS & WARRANTIES	The Borrower makes the Standard Representations and Warranties set out in Schedule “A”, and in addition represents and warrants that:

a) Confirmation that no guarantee in favour of American Apparel Inc. exists.

All representations and warranties shall be deemed to be continually repeated so long as the Borrower has any dealings with the Bank.

POSITIVE COVENANTS	The Borrower will observe the Standard Positive Covenants set out in Schedule "A" and in addition will

a)      whenever a newly incorporated retail entity is created, said entity is to provide a guarantee/suretyship in favour of the Borrower. In addition, each guarantee/suretyship is to be supported by a Movable Hypothec/General Security Agreement.

b) small business loan financing to be limited to $1,500,000 in 2005 for the Group.

Reporting Requirements:

The Borrower will provide:

a) audited financial statements with cash flow projections within 90 days of fiscal year end.

b) quarterly combined in house financial statements within 45 days of each quarter end, excluding 4th quarter. Combined statements to include 9001-9134 Quebec Inc and all active retail stores.

c) notice to reader combined financial statements for 9001-9134 Quebec Inc and all active retails stores within 90 days of fiscal year end.

d) an account receivable listing, account payable listing and inventory declaration within 20 days of month end.

e) personal financial statement of guarantors upon request.

f) quarterly financial statements within 45 days of its quarter end, excluding 4th quarter financial statements for American Apparel Inc (USA)

g)      audited financial statements for American Apparel Inc (USA) within 90 days of its fiscal year end along with a compliance certificate from a senior officer confirming that the company has complied with all terms and conditions of its banking agreement

h) quarterly compliance certificates for the Borrower.

NEGATIVE COVENANTS	The Borrower will observe the Standard Negative Covenants set out in Schedule “A” and in addition will not

a) No loans or advances to related company American Apparel Inc without the Bank’s prior written consent.

b) Prohibition of the granting of any guarantee & or security interest without the Bank’s prior consent.

c) No payment of bonuses unless covenants are on-side on a pre & post-payment basis.

d) Total number of retail stores not to exceed 25 by the end of 2005.

FINANCIAL COVENANTS	The Borrower agrees at all times to:
a) maintain a combined minimum Working Capital of $2,000,000 tested quarterly; to be stepped up to $2,500,00 by fiscal year end.

Working Capital shall consist of current assets less loans to shareholders, employees and any other related parties and less current liabilities.

b) maintain a combined minimum Tangible Net Worth (as defined above) of $5,000,000 tested quarterly.

Tangible Net Worth is defined as Tangible Net Worth is defined as shareholder’s equity plus loans made by the shareholders to the Borrower and postponed in favour of the Bank, less loans to its shareholders, employees and other related parties and less intangible assets including without limitation, goodwill, research and development, franchises, patents and trademarks.

c) maintain a combine Debt to Tangible Net Worth ratio not exceeding 2.25X, tested quarterly

Debt is defined as total indebtedness which includes accounts payable’s, interest bearing debt, etc. less loans made by the shareholders to the Borrower and postponed in favour of the Bank.

Companies included in the combined tests are: 9001-9134 Quebec Inc. and all incorporated retail entities (with supporting guarantees/suretyships supported by GSA’s/hypothecs.

ANCILLARY FACILITIES	As at the date of this Agreement, the following uncommitted ancillary products are made available. These products may be subject to other agreements.

1) TD Visa Business card (or cards) for an aggregate amount of $135,000.

2) Spot Foreign Exchange Facility which allows the Borrower to enter into US$500,000 for settlement on a spot basis.

3) Certain treasury products, such as forward foreign exchange transactions.

The Borrower agrees that treasury products will be used to hedge its risk and will not be used for speculative purposes.

The paragraph headed “FX CLOSE OUT” as set out in Schedule “A” shall apply to FX Transactions.

For the Borrower’s information only, the Bank advises the Borrower that, as at the day of this Agreement only, the Bank would, if requested by the Borrower, make available to the Borrower forward foreign exchange contracts in an aggregate amount of up to US$2,500,000 for periods of up to 12 months. This limit and term is subject to change at any time at the discretion of the Bank and without prior notice to the Borrower. The Borrower must contact the Bank from time to time, to obtain information about the Borrower's then current forward foreign exchange limit.

SCHEDULE “A” TERMS AND CONDITIONS	Schedule “A” sets out the Standard Terms and Conditions (“Standard Terms and Conditions”) which are applicable to the Borrower and which apply to this Facility. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

APPLICABLE IN PROVINCE OF QUEBEC ONLY	It is the express wish of the parties that this Agreement and any directly or indirectly related documents be drawn up in English. Les parties ont exprimé la volonté expresse que cette convention et tous les documents s’y rattachant directement ou indirectement soient rédigés en anglais.

We trust you will find these Facilities helpful in meeting your ongoing financing requirements. We ask that you acknowledge this offer of financing (which includes the Standard Terms and Conditions) by signing and returning the attached duplicate copy of this agreement to the undersigned by August 31, 2005.

Yours truly,

THE TORONTO-DOMINION BANK

/s/ Robert Szokup	/s/ Salvatore Parrino
Robert Szokup	Salvatore Parrino
Relationship Manager	Manager Commercial Credit

9001-9134 Quebec Inc

The Terms and Conditions of this Agreement, including the attached Schedule “A” are acknowledged and accepted by the Borrower. The following persons have the capacity to bind the Borrower.

Borrower’s authorized officers or representatives:

Signature	Signature

Print Name & Position	Print Name & Position

Date:	Date:

cc.	Guarantor(s)

The Bank is providing the guarantor(s) with a copy of this letter as a courtesy only. The delivery of a copy of this letter does not create any obligation of the Bank to provide the guarantor(s) with notice of any changes to the credit facilities, including without limitation, changes to the terms and conditions, increases or decreases in the amount of the credit facilities, the establishment of new credit facilities or otherwise. The Bank may, or may not, at its option, provide the guarantor(s) with such information, provided that the Bank will provide such information upon request of the guarantor.

SCHEDULE “A” - STANDARD TERMS AND CONDITIONS

1. DEFINITIONS

Capitalized Terms used in this Agreement shall have the following meanings:

“Business Day” means any day (other than a Saturday or Sunday) that the Branch/Centre is open for business.

“Branch /Centre” means the Bank branch or banking centre noted on the first page of the Letter, or such other branch or centre as may from time to time be designated by the Bank.

“Face Amount” means in respect of:

(i)	a B/A, the amount payable to the holder thereof on its maturity;

(ii)	a L/C or L/G, the maximum amount payable to the beneficiary specified therein or any other Person to whom payments may be required to be made pursuant to such L/C or L/G.

“Inventory Value” means, at the time of determination, the total value (based on the lower of cost or market) of the Borrower’s inventories that are subject to the Bank Security (other than (i) those inventories supplied by trade creditors who at that time have not been fully paid therefore and would have a right to repossess all or part of such inventories if the Borrower were then either bankrupt or in receivership, (ii) those inventories comprising work in process and (iii) those inventories that the Bank may from time to time designate in its sole discretion) minus the total amount of any claims, liens or encumbrances on those inventories having or purporting to have priority over the Bank.

“Letter” means the letter from the Bank to the Borrower to which this Schedule “A” - Standard Terms and Conditions is attached.

“Letter of Credit” or “L/C” means a documentary letter of credit or similar instrument in form and substance satisfactory to the Bank.

“Letter of Guarantee” or “L/C” means a stand-by letter of guarantee or similar instrument in form and substance satisfactory to the Bank.

“Purchase Money Security Interest” means a security interest on equipment which is granted to a lender or to the seller of such equipment in order to secure the purchase price of such equipment or a loan to acquire such equipment, provided that the amount secured by the security interest does not exceed the cost of the equipment, the Borrower provides written notice to the Bank prior to the creation of the security interest, and the creditor under the security interest has, if requested by the Bank, entered into an inter-creditor agreement with the Bank, in a format acceptable to the Bank.

“Receivable Value” means, at any time of determination, the total value of those of the Borrower’s trade accounts receivable that are subject to the Bank Security other than (i) those accounts then outstanding for 90 days, (ii) those accounts owing by Persons, firms or corporations affiliated with the Borrower, (iii) those accounts that the Bank may from time to time designate in its sole discretion, (iv) those accounts subject to any claim, liens, or encumbrance having or purporting to have priority over the Bank, (v) those accounts which are subject to a claim of set-off by the obligor under such account, MINUS the amount of all the Borrower's unremitted source deductions and unpaid taxes.

“Receivables / Inventory Summary” means a summary of the Borrower’s trade account receivables and inventories, in form as the Bank may require and certified by the Borrower’s senior officer or authorized representative.

“The TD Bank Financial Group” means The Toronto-Dominion Bank and its subsidiaries and affiliates providing deposit, investment, loan, securities, trust, insurance and other products or services.

“US$ Equivalent” means, on any date, the equivalent amount in United States Dollars after giving effect to a conversion of a specified amount of Canadian Dollars to United States Dollars at the Bank’s noon spot rate of exchange.

2. INTEREST RATE DEFINITIONS

Prime Rate means the rate of interest per annum (based on a 365/366 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

The Stamping Fee rate per annum is based on a 365/366 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance.

LIBOR means the rate of interest per annum (based on a 360 day year) as determined by the Bank (rounded upwards, if necessary to the nearest whole multiple of 1/16th of 1%) at which the Bank may make available United States dollars which are obtained by the Bank in the Interbank Euro Currency Market, London, England at approximately 11:00 a.m. (Toronto time) on the second Business Day before the first day of, and in an amount similar to, and for the period similar to the interest period of, such advance.

USBR means the rate of interest per annum (based on a 365/366 day year) established by the Bank from time to time as the reference rate of interest for the determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness for US dollar loans made by it in Canada.

Any interest rate based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

3. INTEREST CALCULATION AND PAYMENT

Interest on Prime Based Loans and USBR Loans is calculated daily and payable monthly in arrears based on the number of days for which the subject loan is outstanding.

The Stamping Fee is calculated based on the Face Amount and the term of the B/A and is payable upon acceptance by the Bank of the B/A. The net proceeds received by the Borrower on a B/A advance will be equal to the Face Amount of the B/A discounted at the Bank's then prevailing B/A discount rate for the specified term of the B/A.

Interest on LIBOR Loans is calculated and payable on the earlier of contract maturity or quarterly in arrears, for the number of days in the LIBOR interest period.

L/C and L/G fees are payable at the time of issuance of the L/C or L/G.

Interest is payable both before and after maturity or demand, default and judgment.

Each payment under this Agreement shall be applied to any indebtedness or amounts owing in any order at the sole discretion of the Bank.

For loans not secured by real property, all overdue amounts of principal and interest and all amounts outstanding in excess of the Credit Limit shall bear interest from the date on which the same became due or from when the excess was incurred, as the case may be, until the date of payment or until the date the excess is repaid at 21% per annum.

4. DRAWDOWN PROVISIONS

Prime Based and USBR Loans

There is no minimum amount of drawdown by way of Prime Based Loans and USBR Loans. The Borrower shall provide the Bank with 3 Business Day’s notice of a requested Prime Based Loan over $1,000,000.

B/As

The Borrower shall advise the Bank of the requested term or maturity date for B/As issued hereunder. The Bank shall have the discretion to restrict the term or maturity dates of B/As. The minimum amount of a drawdown by way of B/As is $1,000,000 and in multiples of $100,000 thereafter. The Borrower shall provide the Bank with 3 Business Day's notice of a requested B/A drawdown. The Borrower will pay to the Bank the Face Amount of the B/A at the maturity of the B/A.

The Borrower appoints the Bank as its attorney to and authorizes the Bank to (i) complete, sign, endorse, negotiate and deliver B/As on behalf of the Borrower in handwritten form, or by facsimile or mechanical signature or otherwise, (ii) accept such B/As, and (iii) purchase, discount, and/or negotiate B/As.

LIBOR

The Borrower shall advise the Bank of the requested LIBOR contract maturity or interest period. The Bank shall have the discretion to restrict the LIBOR contract maturity. The minimum amount of a drawdown by way of a LIBOR Loan is $1,000,000, and shall be in multiples of $100,000 thereafter. The Borrower will provide the Bank with 3 Business Day’s notice of a requested LIBOR Loan.

L/C and/or L/G

The Bank shall have the discretion to restrict the maturity date of L/Gs or L/Cs.

B/A - Prime Conversion

The Borrower will provide the Bank with at least 3 Business Day’s notice of the Borrower’s intention either to convert a B/A to a Prime Based Loan or vice versa, failing which, the Bank may decline to accept such additional B/As or may charge interest on the amount of Prime Based Loans resulting from maturity of B/As at the rate of 115% of the rate applicable to Prime Based Loans for the 3 day period immediately following such maturity. Thereafter, the rate shall revert to the rate applicable to Prime Based Loans.

5. STANDARD DISBURSEMENT CONDITIONS

The Bank shall have received the following documents which should be in form and substance satisfactory to the Bank:

1.	a copy of a duly executed resolution of the Borrower’s Board of Directors empowering the Borrower to enter into this Agreement;

2.	all of the Bank Security and supporting resolutions and solicitors’ letters of opinion required under this Agreement;

3.	all operation of account documentation;

4.	a completed Environmental Questionnaire.

6. STANDARD REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, which representations and warranties shall be deemed to be repeated each day hereafter, that:

1.	The Borrower is a duly incorporated corporation, a limited partnership, partnership, or sole proprietorship, duly organized, validly existing and in good standing under the laws of the jurisdiction where the Branch/Centre is located and each other jurisdiction where the Borrower has property or assets or carries on business and the Borrower has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefore, execute and deliver the Agreement, the Bank Security, and documents required hereunder, and observe and perform the terms and provisions of this Agreement.

2.	There are no laws, statutes or regulations applicable to or binding upon the Borrower and no provisions in its charter documents or in any by-laws, resolutions, contracts, agreements, or arrangements which would be contravened, breached, violated as a result of the execution, delivery, performance, observance, of any terms of this Agreement.

3.	No event of default has occurred nor has any event occurred which, with the passage of time or the giving of notice, would constitute an event of default under any other agreement for borrowed money.

4.	There are no actions, suits or proceedings, including appeals or applications for review, or any knowledge of pending actions, suits, or proceedings against the Borrower and its subsidiaries, before any court or administrative agency which would result in any material adverse change in the property, assets, financial condition, business or operations of the Borrower.

5.	All material authorizations, approvals, consents, licenses, exemptions, filings, registrations and other requirements of governmental, judicial and public bodies and authorities required to carry on its business have been or will be obtained or effected and are or will be in full force and effect.

6.	The financial statements and forecasts delivered to the Bank fairly present the present financial position of the Borrower, and have been prepared by the Borrower and its auditors in accordance with Canadian Generally Accepted Accounting Principles consistently applied.

7.	All of the remittances required to be made by the Borrower to the federal government and all provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears. Without limiting the foregoing, all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (both provincial and federal), corporate income taxes, corporate capital taxes, payroll taxes and worker's compensation dues are currently paid and up to date.

7. STANDARD POSITIVE COVENANTS

In addition to all of the other obligations in this Agreement the Borrower will:

(i)	pay all amounts outstanding to the Bank when due or demanded,

(ii)	maintain its existence as a sole proprietorship, corporation, partnership or limited partnership, as the case may be, and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect,

(iii)	pay all taxes,

(iv)	maintain its property, plant and equipment in good repair and working condition,

(v)	continue to carry on the business now being carried on,

(vi)	maintain adequate insurance on all of its assets, undertakings, and business risks, and

(vii)	permit the Bank and its authorized representatives full access to its premises, business, financial and computer records and allow the duplication or extraction of pertinent information therefrom.

8. STANDARD NEGATIVE COVENANTS

The Borrower will not:

(i)	create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its property, now owned or hereafter acquired except for those Permitted Liens set out in the Letter.

(ii)	merge or amalgamate with any other entity or permit any change of ownership or change its capital structure, and

(iii)	sell, lease, assign, or otherwise dispose of all or substantially all of its assets.

Compliance by the Borrower with these Positive Covenants and Negative Covenants shall not automatically entitle the Borrower to the continued availability of the Credit Facility and shall not restrict or limit the Bank's ability to demand repayment of all or any part of amounts outstanding under the Credit Facility.

9. ADDITIONAL INFORMATION AND SECURITY

The Borrower will provide, or cause to be provided, whatever information the Bank may request from time to time. The Borrower will provide, or cause to be provided, any security or guarantees required by the Bank from time to time.

10. CURRENCY INDEMNITY

US$ loans must be repaid with US$ and CDN$ loans must be repaid with CDN$ and The Borrower shall indemnify the Bank for any loss suffered by the Bank if US$ loans are repaid with CDN$ or vice versa, whether such payment is made pursuant to an order of a court or otherwise.

11. TAXATION ON PAYMENTS

All payments made by the Borrower to the Bank will be made free and clear of all present and future taxes (excluding the Bank’s income taxes), withholdings or deductions of whatever nature. If these taxes, withholdings or deductions are required by applicable law and are made, the Borrower shall, as a separate and independent obligation, pay to the Bank all additional amounts as shall fully indemnify the Bank from any such taxes, withholdings or deductions.

12. FX CLOSE OUT

The Borrower hereby acknowledges and agrees that in the event any of the following occur: (i) Default by the Borrower under any forward foreign exchange contract (“FX Contract”); (ii) Default by the Borrower in payment of monies owing by it to anyone, including the Bank; (iii) Default in the performance of any other obligation of the Borrower under any agreement to which it is subject; or (iv) the Borrower is adjudged to be or voluntarily becomes bankrupt or insolvent or admits in writing to its inability to pay its debts as they come due or has a receiver appointed over its assets, the Bank shall be entitled without advance notice to the Borrower to close out and terminate all of the outstanding FX Contracts entered into hereunder, using normal commercial practices employed by the Bank, to determine the gain or loss for each terminated FX contract. The Bank shall then be entitled to calculate a net termination value for all of the terminated FX Contracts which shall be the net sum of all the losses and gains arising from the termination of the FX Contracts which net sum shall be the “Close Out Value” of the terminated FX Contracts. The Borrower acknowledges that it shall be required to forthwith pay any positive Close Out Value owing to the Bank and the Bank shall be required to pay any negative Close Out Value owing to the Borrower, subject to any rights of set-off to which the Bank is entitled or subject.

13. ENVIRONMENTAL REPRESENTATION AND UNDERTAKINGS

The Borrower represents, warrants and covenants (which representation, warranty and covenant shall continue each day hereafter) that its property and business is being operated in compliance with applicable environmental, health and safety laws and regulations and that there are no judicial or administrative proceedings in respect thereto.

The Borrower shall, when asked by the Bank, at the Borrower’s expense, obtain and provide to the Bank an appraisal, environmental audit or inspection report of any of its property from appraisers, auditors or inspectors acceptable to the Bank.

The Borrower will defend, indemnify and hold harmless the Bank, its officers, directors, employees, agents and shareholders, against all loss, costs, claims, damages and expenses (including legal, audit and inspection expenses) which may be suffered or incurred in connection with the breach of this environmental representation, warranty and covenant and against environmental damage occasioned by the Borrower’s activities or by contamination of or from any of the Borrower’s property.

14. REPRESENTATION

No representation or warranty or other statement made by the Bank concerning any of the credit facilities shall be binding on the Bank unless made by it in writing as a specific amendment to the Agreement.

15. BANK MAY CHANGE AGREEMENT

The Bank may change the provisions of this Agreement from time to time. These changes include, without limitation, changes to the Credit Limit, interest rate, or fees payable by the Borrower. The Bank will notify the Borrower of any change in this Agreement by mail, hand delivery, electronic mail or facsimile transmission or for a change in any interest rates or interest rate definitions by posting a notice in all of the Bank’s branches. The Bank is not required to notify a Guarantor of any change in the Agreement, including without limitation, any increase in the Credit Limit, Overdraft Limit or Loan Amount. If more than one Person signs this Agreement, communication with any one Person will serve as notice to all.

16. METHOD OF COMMUNICATION

The Bank may communicate with the Borrower by ordinary, uninsured mail or other means, including hand delivery, electronic mail or facsimile transmission. Mailed information is deemed to be received by the Borrower five days after mailing. Delivered information is deemed to be received when delivered or left at the Borrower’s address. Electronically delivered information is deemed to be received when sent. Messages sent by facsimile are deemed to be received when the Bank receives a fax confirmation.

17. EXPENSES

The Borrower shall pay all fees and expenses (including but not limited to all legal fees) incurred by the Bank in connection with the preparation, registration and ongoing administration of this Agreement and the Bank Security and with the enforcement of the Bank’s rights and remedies under this Agreement and the Bank Security whether or not any amounts are advanced under the Agreement. These fees and expenses shall include, but not be limited to, all outside counsel expenses and all in-house legal expenses, if in-house counsel are used, and all outside professional advisory expenses. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the All-in Rate plus 2% per annum.

18. NON WAIVER

Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any Bank Security shall not constitute a waiver of the Bank’s right to take action at a later date on that breach. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Bank Security or the Bank’s rights thereunder.

19. EVIDENCE OF INDEBTEDNESS

The Bank shall record on its records the amount of all advances made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement. The Bank’s records constitute, in the absence of manifest error, conclusive evidence of the Borrower’s indebtedness to the Bank pursuant to this Agreement.

The Borrower will sign an indemnity agreement for all L/Cs and L/Gs issued by the Bank.

With respect to chattel mortgages taken as Bank Security, this Agreement is the Promissory Note referred to in same chattel mortgage, and the indebtedness incurred hereunder is the indebtedness secured by the chattel mortgage.

20. ENTIRE AGREEMENTS

This Agreement replaces any previous letter agreements dealing specifically with the Facility. Agreements relating to other credit facilities made available by the Bank continue to apply for those other credit facilities.

21. ASSIGNMENT

The Bank may assign or grant participation in all or part of this Agreement or in any loan made hereunder without notice to and without the Borrower’s consent.

The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

22. RELEASE OF INFORMATION

The Borrower hereby irrevocably authorizes and directs its accountant, (the “Accountant”) to deliver all financial statements and other financial information concerning the Borrower to the Bank and agrees that the Bank and the Accountant may communicate directly with each other.

23. USE OF INFORMATION

The word “Information” means the Borrower’s business and credit information and the Guarantor’s business and credit information. It includes information provided to the Bank by the Borrower and Guarantors, including through the products and services the Borrower uses, and information obtained from others.

The Borrower and the Guarantor agree to the use of its information as follows:

(i)	Use of information - The Bank may use information to establish and serve the Borrower as its customer, determine whether any products or services of the TD Bank Financial Group are suitable for the Borrower and offer them to the Borrower, or when required or permitted by law. The Bank may share information within the TD Bank Financial Group where permitted by law;

(ii)	Collection and Use of Credit Information - THE BANK MAY OBTAIN INFORMATION FROM PARTIES OUTSIDE THE TD BANK FINANCIAL GROUP, INCLUDING THROUGH A CREDIT CHECK, AND VERIFY INFORMATION WITH THEM. THE BORROWER AND THE GUARANTOR AUTHORIZE THOSE PARTIES TO GIVE THE BANK INFORMATION. The Bank may disclose information to other lenders and credit bureaus.

The Borrower and the Guarantor may obtain the privacy code - “Protecting Your Privacy” - or review its options for refusing or withdrawing this consent, including its option not to be contacted about offers of products or services, by contacting the Branch or calling the Bank at 1-800-9TD BANK.

24. SET-OFF

In addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness or amount payable by the Bank (irrespective of the place of payment or booking office of the obligation), to or for the Borrower’s credit of or the Borrower’s account, including without limitation, any amount owed by the Bank to the Borrower under any FX Contract or other treasury or derivative product, against and on account of the indebtedness and liability under this Agreement notwithstanding that any of them are contingent or unmatured or in a different currency than the indebtedness and liability under this Agreement.

When applying a deposit or other obligation in a different currency than the indebtedness under this Agreement to the indebtedness under this Agreement, the Bank will convert the deposit or other obligation to the currency of indebtedness under this Agreement using the Bank’s noon spot rate of exchange for the conversion of such currency.

25. MISCELLANEOUS

i)	The Borrower has received a signed copy of this Agreement;

ii)	If more than one Person, firm or corporation signs this Agreement as the Borrower, the Bank may require payment of all amounts payable under this Agreement from any one of them, or a portion from each, but the Bank is released from any of its obligations by performing that obligation to any one of them;

iii)	Accounting terms will (to the extent not defined in this Agreement) be interpreted in accordance with accounting principles established from time to time by the Canadian Institute of Chartered Accountants (or any successor) consistently applied, and all financial statements and information provided to the Bank will be prepared in accordance with those principles;

iv)	This Agreement is governed by the law of the Province or Territory where the Branch/Centre is located.

v)	Unless stated otherwise, all amounts referred to herein are in Canadian dollars.